Exhibit 10.7

CONFIDENTIAL

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT is dated as of September 30, 2013 (this “Agreement”), and is by and between AdvancePierre Foods Inc., incorporated under the laws of North Carolina (the “Company”), and John Simons (the “Executive”).

RECITALS

WHEREAS, the Company desires to retain the Executive to provide services to the Company, and the Executive desires to serve in such capacity, subject to the terms herein provided; and

WHEREAS, the parties hereto desire to set forth terms and conditions of the Executive’s services for the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1.                                           Services/Term. The Company hereby agrees to employ the Executive, and the Executive agrees to be employed by the Company, as the President and Chief Executive Officer of the Company, on the terms and conditions hereinafter set forth and on such other terms and conditions as the board of directors of the Company (the “Board”) may reasonably direct from time to time (to the extent not inconsistent with the specific terms of this Agreement). In addition, the Executive shall hold such other position or positions as may be assigned by the Board to the Executive and shall perform such duties customarily associated with such position(s) and relating to the business and operations of the Company as may from time to time be assigned to the Executive by the Board (to the extent not inconsistent with the specific terms of this Agreement). The period of the Executive’s services under this Agreement shall begin on the date hereof (the “Effective Date”) and shall end on the third anniversary of the Effective Date (the “Agreement Term”), subject to earlier termination as provided in this Agreement. The Agreement Term shall be automatically extended for successive one-year periods (with the extended term, if any, treated as the new Agreement Term) unless, no later than 180 days prior to the expiration of the Agreement Term, the Company or the Executive provides notice of intent not to so extend the Agreement Term. The Executive shall be appointed as a member of the Board and a member of the Board of Directors of Pierre Foods Holding Corporation (“PFHC”; such board, the “PFHC Board”) and shall serve as a member of those boards during the Agreement Term.

Section 2.                                           Principal Place of Performance/Full Devotion. The Executive’s principal place of employment shall be the Company’s office in Cincinnati, Ohio. During the Agreement Term, the Executive shall devote all of the Executive’s business time to the Executive’s duties hereunder and shall, using the Executive’s best efforts, perform such duties in a manner that will faithfully and diligently further the business and interests of the Company. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company (“Company Policies”) and any changes thereto that may be adopted in writing from time to time. The Executive agrees that the Executive will travel to whatever extent is reasonably necessary in the conduct of the business of the Company. Nothing herein, however, shall preclude the Executive from devoting a portion of his time and efforts (and retaining remuneration, if any, for such services) to (i) his personal and family affairs and investments, (ii) charitable, educational, civic and political activities, or (iii) service on the boards of other for-profit and not-for-profit entities, including but not limited to the board of directors of El Riagon dba Estancia Beef, in each case so long as such activities do not materially interfere with the performance of his duties hereunder or otherwise conflict with the interests of the Company; and further provided that with respect to serving on the board of any for-profit entity, the Executive shall have obtained the prior consent of the Board, which consent shall not be unreasonably withheld.

Section 3.                                      Compensation and Benefits. In full consideration for all services rendered by the Executive during the Agreement Term, the Executive will receive the following compensation and benefits:

(a)                            Salary. The Executive shall receive an initial gross annual salary of $550,000, such salary to be paid in accordance with the Company’s normal payroll procedures and subject to applicable tax deductions and withholdings (“Base Salary”). The salary shall be reviewed annually (but not decreased) and any increase shall be in the discretion of the Board.

(b)                            Annual Bonus. The Executive shall be entitled to receive an annual incentive bonus (the “Annual Bonus”) with respect to each full fiscal year of the Company commencing after the Effective Date based on performance targets to be established by the Board (or a committee thereof) in its sole discretion after consultation with the Executive. In this regard, the Board (or a committee thereof) shall set an annual incentive target of not less than fifty percent (50%) and up to two hundred percent (200%) of Base Salary (“Target Bonus”); provided that the Company shall be under no obligation whatsoever to provide any Annual Bonus in the event that a minimum target level of performance is not achieved. The Annual Bonus shall be paid in accordance with the Company’s regular practice for its senior officers, as in effect from time to time.

(c)                             Benefits. The Executive shall be eligible to participate in all pension, profit-sharing, group insurance, or other benefit plans on terms and conditions that are no less favorable than those applicable to its other senior officers, but the Company shall not be required to establish any additional such programs or plans and it may modify, interpret or discontinue such plans in its sole discretion. The Executive shall be entitled to paid leave in accordance with the Company’s policies regarding vacations. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive (in accordance with the policies and procedures from time to time established by the Company for its senior officers) in performing services hereunder.

(d)                                 Relocation and Related Expenses. In order to assist the Executive with the costs associated with relocation (including but not limited to travel for him and for his family, temporary housing, furnishings and other associated expenses), the Company shall reimburse the Executive up to $100,000 for such items, which reimbursements shall be structured in as tax-efficient a manner as possible, based on the relevant provisions of the Internal Revenue Code and the regulations thereunder. In addition, the Company shall reimburse the Executive up to $75,000 per year during the Agreement Term for flights between northern California and the Greater Cincinnati, Ohio Metropolitan Area.

(e)                                  Executive Equity. As of the Effective Date and subject to compliance with applicable securities laws, PFHC shall grant to the Executive 17,500 shares of restricted stock of PFHC pursuant to the restricted stock award agreement being executed as of the date hereof (the ‘‘Restricted Share Agreement”). Such shares of restricted stock shall vest at the rate of (a) 5,834 shares on September 30, 2014; (b) 5,833 shares on September 30, 2015; and (c) 5,833 shares on September 30, 2016, subject to the terms of the Restricted Share Agreement and related agreements.

Section 4.                                           Termination and Payments upon Termination.

(a)                                 Termination for Cause, Death or Disability. Notwithstanding anything to the contrary in this Agreement, the Executive may be terminated at any time for “Cause” (as defined below). In the event of termination of the Executive for Cause, death or Disability (where “Disability” shall have the meaning set forth in Section 409A (“Code Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder), the Executive shall be entitled to receive the Executive’s accrued but unpaid salary through the termination date, benefits due or to become due to the Executive up to the date of termination of employment pursuant to any Company policy or applicable law, reimbursable expenses and such other benefits or compensation as may be mandated by law following the date of termination of employment.

(b)                                 Except as otherwise set forth herein, the Executive shall not be entitled to any additional compensation on termination of the Executive for Cause. For purposes of this Agreement, “Cause” shall mean conviction or commission of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude.

(c)                                  Good Reason Termination or Termination other than for Cause, Death or Disability. Upon termination of the Executive by the Company other than for Cause, death, or Disability or upon a termination of employment by the Executive for “Good Reason” (as defined below), the Executive shall be entitled to receive:

(i) the Executive’s accrued but unpaid salary through the termination date, benefits due or to become due to the Executive up to the date of termination of employment pursuant to any Company policy or applicable law, and such other benefits or compensation as may be mandated by law following the date of termination of employment;

(ii) a severance payment equal to 1.5 times the Executive’s then-current Base Salary plus (x) 1.5 times the average of the two Annual Bonuses paid to the Executive with respect to the immediately preceding two years or, (y) if such termination occurs prior to the end of the second full fiscal year commencing after the Effective Date but after the end of the first full fiscal year commencing after the Effective Date, 1.5 times the average of (A) the actual bonus paid with respect to the first full fiscal year commencing after the Effective Date and (B) the Annual Bonus that would have been paid for the then-current fiscal year had performance been met at the 100% achievement level, or (z) if such termination occurs prior to the end of the first full fiscal year commencing after the Effective Date, 1.5 times the Annual Bonus that would have been paid for the then-current fiscal year had performance been met at the 100% achievement level, which severance benefit shall in each case be payable in equal monthly installments during the one year period following the date of termination, subject to the Executive’s execution (and non-revocation) of a general release in favor of the Company and its affiliates in a form attached as Schedule A, and subject to Section 9(a) hereof; and

(iii) payment by the Company of COBRA premiums with respect to medical plan coverage for the Executive (and his dependents, if covered under the Executive’s medical plan as of the date of termination) until the earlier of (A) the date which is 18 months following the date the termination of the Executive’s employment; or (B) the date on which the Executive obtains other medical plan coverage, whether from another employer or otherwise.

(d)                                 For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events of which the Executive has notified the Company within no more than ninety (90) days of the initial existence thereof and which is not cured by the Company within thirty (30) days after the Company’s receipt of written notice from the Executive of the events alleged to constitute such Good Reason:

(i)             A diminution in the Executive’s Base Salary or Target Bonus, except for any reduction not to exceed 10% of the Executive’s Base Salary or Target Bonus if such reduction is applicable to all executive officers;

(ii)          The failure to pay any compensation required hereunder;

(iii)       A material diminution in the Executive’s authority, duties or responsibilities;

(iv)      A relocation of the primary business office for the Executive by more than 50 miles from such office as of the Effective Date;

(v)         A requirement that the Executive report to a person or entity other than the Board or the PFHC Board; or

(vi)      Any other action or inaction that constitutes a material breach by the Company of this Agreement (as it may be amended from time to time), including but not limited to the provisions of Section 1 hereof regarding service on the Board and the PFHC Board.

(e)                             The Executive shall not be required to mitigate damages resulting from his termination of employment and payments arising under this Section 4 and shall not be subject to any set-off or counterclaim that the Company may have against the Executive.

(f)                              Following the Executive’s termination, the Company (or, at the Company’s option, PFHC) shall have the rights set forth in Schedule B with respect to any equity interests in PFHC held by the Executive, the Executive’s estate, successors, beneficiaries or transferees, as applicable.

Section 5.                                           All Business to be the Property of the Company; Assignment of Intellectual Property.

(a)                                 Work Product. The Executive agrees that all work product developed by the Executive for the Company or any of its subsidiaries or affiliates in any capacity, alone or working with others, including without limitation financial data, “Intellectual Property” (as defined below), models, formulas, business strategies, product development (and proprietary product data), investor lists, marketing plans, investment prospects, plans, business operations and strategies, and any other incident of work product so developed or earned or carried on by the Executive, in each case whether in writing, oral, electronic or any other form, is and shall be the exclusive property of the Company or its applicable subsidiary or affiliate for its sole use. The Executive agrees that the Company shall own forever and throughout the world (exclusively during the current and renewed or extended term of copyright anywhere in the world and thereafter, non-exclusively) all rights of any kind or nature now or hereafter known in and to all of the products and results of the Executive’s services performed for the Company and its subsidiaries or affiliates and the Executive hereby assigns such rights to the Company (or to such other person designated by the Company) and agrees to execute any documents and take any action reasonably requested by the Company to perfect or protect the rights. The Executive acknowledges and agrees that all “Confidential Matters” (as defined below) shall be the property of the Company and, upon termination of services or upon Company request, the Executive shall return all such property to the Company. Except in performance of services for the Company or any of its subsidiaries or affiliates, the Executive shall not, either during the Agreement Term or thereafter, use for the Executive’s own benefit or for the benefit of any other person, any Intellectual Property.

(b)                            “Intellectual Property” means all United States, international and foreign intellectual property, including, without limitation, any or all of the following: (i) all proprietary information, trade secrets, and know how, including but not limited to, confidential software, source code, invention disclosures, improvements, customer lists, supplier lists, business plans, development projects, technical data, and documentation; (ii) all rights in trade names, marks and brand identifiers used in connection with the business of the Company or any of its subsidiaries, whether or not registration has been obtained or applied for, all trademarks, service marks, trade names, trade dress, domain names, slogans, and logos, and registrations and applications therefore throughout the world, and all goodwill arising from or associated with the foregoing; (iii) all rights in inventions, and proprietary methods and processes (in each case, whether patentable or not), as well as all United States, international and foreign patents and applications therefore, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world; (iv) all rights in expressive works of authorship, whether or not copyright registration has been obtained therefore, including without limitation all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto, including all moral rights of authors, throughout the world; and (v) all computer source code and object code.

Section 6.                                           Confidentiality. The Executive agrees to treat as confidential and not disclose, and to cause his Authorized Representatives (as defined below) to treat as confidential and not disclose, any information pertaining to the Company or any subsidiary or affiliate of the Company that is provided to the Executive pursuant to this Agreement or otherwise, together with any memoranda, notes or other documents or analyses developed by the Executive or any representative or other person acting on behalf of the Executive (collectively, his “Authorized Representatives”) which use such information, but in any case excluding (a) information that was, is or becomes generally available to the public other than as a result of a disclosure by the Executive or his Authorized Representative in breach of this Agreement, (b) information that was within the possession of the Executive or his Authorized Representative prior to being provided to such person pursuant to this Agreement from a source that was not, by virtue of such disclosure, in breach of any obligation of confidentiality of such source with respect to such information, and (c) information that is lawfully obtained by the Executive or his Authorized Representative after the date hereof from a source that was not, by virtue of such disclosure, in breach of any obligation of confidentiality of such source with respect to such information (collectively, with the exception of such exclusions, “Confidential Matters”); provided that the Executive (or his Authorized Representative) may disclose Confidential Matters: (i) as may be required in connection with any governmental authority having or claiming to have jurisdiction over the Executive (or his Authorized Representative) but only that portion of such Confidential Matters which, in the advice of counsel for the Executive, is required; (ii) as may be required in response to any summons or subpoena or in connection with any litigation; or (iii) as to which the Company has consented in writing.

Section 7.                                           Certain Obligations. The Executive shall comply with the obligations set forth on Schedule C attached hereto during the Agreement Term and for a period of one year thereafter subject to the terms and conditions contained in Schedule C.

Section 8.                                           Acknowledgements. In consideration of the provisions set forth in this Agreement, the Executive and the Company hereby covenant, agree and acknowledge that the periods of time and the geographic area applicable to the covenants contained in Sections 5, 6 and 7 are reasonable, in view of the geographic scope and nature of the business in which the Company is and will be engaged and the Executive’s knowledge of the business of the Company. However, if such period or such area should be finally adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as are adjudged to be reasonable.

Section 9.                                      Tax Matters.

(a)                            If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with the Executive’s termination of services is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Executive hereby agrees that the Executive is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of separation from service and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Section 9 that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement shall have the meanings given such terms under Section 409A of the Code if and to the extent required in order to comply with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated services with the Company for purposes of this Agreement and no payments shall be due to the Executive under Section 4 of this Agreement unless the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Code Section 409A. If any release revocation period spans two taxable years, the amount to be paid upon execution and non-revocation of such release shall be paid in the second of the two years.

(b)                            The Executive agrees and acknowledges that the Company has made no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or payments under this Agreement. To the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A of the Code, then neither the Company nor its or their designees or agents shall be liable to the Executive or any other person for any actions, decisions or determinations made in good faith. The Executive shall be responsible for all taxes with respect to any payments or benefits hereunder, except for the Company’s portion of any Social Security and Medicare taxes, and the Executive shall indemnify the Company for any tax liabilities or penalties it may incur by reason of any failure by the Executive to comply with such obligations. All payments hereunder shall be reduced by applicable withholding and payroll taxes.

(c)                             The Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”), subject to the terms and conditions set forth in Schedule D attached hereto.

Section 10.                               Change in Control Protections. Upon the occurrence of a “Change in Control” (as defined below), the Executive’s outstanding equity, Annual Bonus and long-teen incentive awards shall immediately vest (and not be subject to forfeiture for any reason) in a manner to enable the Executive to fully participate in the Change in Control transaction and, to the extent any vested options granted on or after the Effective Date survive such Change in Control, shall thereafter remain vested and exercisable in accordance with their original terms (including termination in connection with a termination of the Executive’s employment with the Company). For purposes of this Agreement, “Change in Control” shall mean the occurrence, of any of the following events:

(a)                                 the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than an Excluded Person, of “beneficial ownership” (as defined below) of 50% or more of either (A) the then outstanding shares of common stock or other equity interest of PFHC (the “Outstanding Equity Interest”) or (B) the combined voting power of the then outstanding voting securities of PFHC entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);

(b)                                 Individuals who, as of the date hereof, constitute the PFHC Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the PFHC Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by PFHC’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the PFHC Board;

(c)                                  The consummation of a merger or consolidation or sale or other disposition of all or substantially all of the assets of PFHC (a “Business Transaction”), in each case, unless, following such Business Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners (as defined below), respectively, of the Outstanding Equity Interest and Outstanding Voting Securities immediately prior to such Business Transaction beneficially own, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns PFHC or all or substantially all of PFHC’s assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership, immediately prior to such Business Transaction, of the Outstanding Equity Interest and Outstanding Voting Securities, as the case may be; and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Transaction; or

(d)                       The approval by the stockholders of PFHC of a complete liquidation or dissolution of PFHC.

For purposes of this Section 10, “beneficial ownership” or “beneficial owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition; provided, however, that such Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, a merger agreement, or similar agreement, until the consummation of the transaction contemplated by such agreement; and “Excluded Person” shall mean Oaktree Capital Management, L.P. (“Oaktree”) and any fund managed by Oaktree.

Section 11.                                    Indemnification/D&O Liability Insurance. The Company agrees before, during and after the Agreement Term to indemnify and hold harmless the Executive (and advance him expenses) to the fullest extent permitted by the Company’s articles of incorporation and/or by-laws, which for the Company shall be the articles and by-laws as in effect as of the Effective Date (unless such documents are amended in a manner favorable to the Executive, in which case the Executive shall be afforded the benefits of such amendment), or if greater, in accordance with applicable law for actions or inactions of the Executive as an officer, director, employee or agent of the Company or any affiliate or as a fiduciary of any benefit plan of any of the foregoing or as otherwise set forth in the applicable document. The Company also agrees to provide the Executive with directors’ and officers’ liability insurance coverage both during and, with regard to matters occurring during, employment or while serving as a director of the Company or any affiliate, which coverage will be at a level at least equal to the level being maintained at such time for the then current officers and directors and shall continue until such time as suits can no longer be brought against the Executive as a matter of law.

Section 12.                                    Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, overnight delivery service, facsimile or electronic transmission (each of which must be confirmed) or by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

if to the Executive, to:

John Simons

1815 Fir Hill Drive

St. Helena, California 94574

with a copy to:

Coombs & Dunlap, LLP

1312 Oak Avenue

St. Helena, California 94574

Attn: Cynthia P. Smith, Esquire

Facsimile No.: 707.963.4519

if to the Company, to:

AdvancePierre Foods, Inc.

9990 Princeton Road

Cincinnati, Ohio 45246

Attn: Dean Hollis, Chairman of the Board

with a copy to:

Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Attn: Matthew Wilson

Facsimile No.: 213.830.8833

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.

Section 13.                               Entire Agreement. This Agreement including any attached annexes, exhibits and schedules, contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement (other than equity awards, which are to be governed by separate agreements), and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

Section 14.                               Assignment. No party may assign its rights or obligations under this Agreement, and any attempted or purported assignment or any delegation of any party’s duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 15.                               Waiver and Amendment. This Agreement, may be amended only by a written agreement executed by all of the parties to this Agreement. Any agreement on the part of a party hereto to any waiver of a provision herein shall be valid only if set forth in writing in an instrument signed by or on behalf of such party. The waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 16.                          Governing law; Submission to Jurisdiction; No Jury Trial.

(a)                            THE LAWS OF THE STATE OF OHIO WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND THE INTERPRETATION OF THE RIGHTS AND DUTIES ARISING HEREUNDER.

(b)                            Except as otherwise provided in Section 16, any suit, action or proceeding seeking to enforce Sections 5, 6, 7 or 8 of this may be brought in any federal or state court located in the County and State of Ohio (the “Ohio Courts”), and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10 shall be deemed effective service of process on such party.

(c)                             EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 17. Equitable Relief. The Executive recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 5 through 8 (inclusive) would be inadequate and that for breach or threatened breach of such provisions the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law, without posting a bond and, in the event the Executive’s services are terminated for Cause, to the right of set off against any amounts due to the Executive by the Company. The Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

Section 18.                               Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, except as provided for in Section 16 shall be finally and exclusively determined in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “Rules”) then in effect by a single arbitrator, agreed to by each of the Executive and the Company, if parties cannot agree upon an arbitrator, then by the American Arbitration Association in accordance with the Rules. The prevailing party shall be entitled to recover from the non-prevailing party its reasonable legal fees associated with such dispute. The place of arbitration shall be Cincinnati, Ohio. The Rules can be found online at http://www.adr.org/aaa/faces/rules/searchrules/rules.

Section 19.                               Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 20.                               Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

Section 21.                               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 22.                               Costs and Attorneys’ Fees. Whether or not the transactions contemplated hereby are consummated, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own legal, financial or other consultants, accountants and counsel.

Section 23.                               Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court or other tribunal interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

Section 24.                               No Third Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

Section 25.                               No Conflicting Obligations.

(a)                            The Executive represents and warrants to the Company that, as of the Effective Date, (i) neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other written agreement to which he is a party or by which he is bound; and (ii) except for obligations to maintain confidentiality of certain information relating to previous employers which will not unreasonably interfere with the performance of his duties hereunder, there are no written agreements by which he is currently bound which would prevent him from performing his duties hereunder.

(b)                            The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by it has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on its behalf is duly authorized to do so, and (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ADVANCEPIERRE FOODS, INC.

By:	/s/ Paul Telenson

JOHN SIMONS

By:	/s/ John Simons 9/26/2013

SCHEDULE A

GENERAL RELEASE

This general release (“General Release”) is entered into by and between ADVANCEPIERRE FOODS INC., a North Carolina corporation (“Pierre Foods”), and JOHN SIMONS (the “Executive”).

1.                                                In consideration of Pierre Foods’ obligations set forth in the employment agreement to which this Schedule is attached (the “Agreement”), including but not limited to the payments and benefits described therein, the Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases Pierre Foods and its owners and each of their respective subsidiaries and affiliates, together with each of their respective owners, assigns, agents, directors, partners, officers, employees, attorneys and representatives and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which the Executive or his heirs, executors, administrators, successors or assigns ever had, now have or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against Pierre Foods or any of the other Releasees (i) from the beginning of time to the date of this General Release and (ii) relating to his employment or the termination thereof. This release includes, without limitation, all claims arising out of, or relating to, the Executive’s employment and/or end of his employment with Pierre Foods and all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1989, any Ohio laws as applicable, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Pierre Foods or any of the Releasees and the Executive; provided that, this General Release shall not release Pierre Foods from its obligations under Sections 4, 9 and 11 of the Agreement, nor shall it release the Executive’s rights as a shareholder of PFHC. By signing this General Release, the Executive represents that the Executive has not commenced or joined in any claim, charge, action or proceeding whatsoever against any of the Releasees arising out of or relating to any of the matters set forth in this paragraph. The Executive further represents that the Executive will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on the Executive’s behalf arising out of the matters released hereby. The Executive does not hereby release any claim for workers compensation benefits, or any claim which, as a matter of law, may not be released.

2.                                 Pierre Foods hereby advises the Executive to consult with an attorney of the Executive’s choosing before executing this General Release. The Executive has twenty-one (21)

days to consider this General Release, although the Executive may elect to sign and return it sooner if the Executive so desires. Once the Executive has signed this General Release, the Executive shall have seven (7) days from the date the Executive signs it to revoke the Executive’s consent to this General Release by delivering (by hand or overnight courier) written notice of revocation pursuant to Section 12 of the Agreement. If no such revocation occurs, this General Release shall become effective on the eighth (8th) day following the Executive’s execution of this General Release. Notwithstanding the foregoing and any provision in this General Release to the contrary, in any case where the first and last days of the applicable release and non-revocability periods are in two separate taxable years, to the extent necessary to avoid the imposition of any additional taxes under Section 409A (as defined below), any payments required to be made to the Executive under this General Release and the Agreement that are treated as “deferred compensation” for purposes of Section 409A shall be made in the later taxable year, as soon as practicable, but in no event later than thirty (30) days following the conclusion of the applicable release and non-revocability period.

3.                                 It is the desire and intent of the parties that the provisions of this General Release shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this General Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law. Moreover, if any one or more of the provisions contained in this General Release is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

4.                                 The failure of any of the parties to insist, in one or more instances, upon strict performance of any of the terms or conditions of this General Release shall not be construed to constitute a waiver or relinquishment of any right granted under this General Release or of the future performance of any such term, covenant, or condition, and the obligations of the appropriate party with respect to any such term or condition shall continue in full force and effect. This General Release, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this General Release because that party drafted or caused that party’s legal representatives to draft any of its provisions.

5.                                 This General Release and the Agreement set forth the entire agreement and understanding between the Executive and Pierre Foods and merges and supersedes any and all prior agreements, representations, discussions, and understandings of every kind and nature, written and oral, between the Executive and Pierre Foods concerning the subject matter hereof. The Executive represents that, in executing this General Release, he has not relied upon any representation or statement made by Pierre Foods other than those set forth herein, with regard to the subject matter, basis or effect of this General Release or otherwise. This General Release may not be altered or modified other than in a writing signed by the Executive and authorized representatives of Pierre Foods, and shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without reference to its conflict of law rules. This General Release is personal to the Executive and may not be assigned by the Executive. This General Release may be assigned by Pierre Foods to its respective successors and shall be binding upon the successors and assigns of Pierre Foods.

Agreed to and Accepted:

John Simons

Dated:

SCHEDULE B

In the event of the termination of the Executive’s employment with the Company for any reason, the Company (or, at the Company’s option, PFHC) shall have the right, but not the obligation, to repurchase all or any portion of the then outstanding vested equity interests held by the Executive (whether purchased by the Executive, granted to the Executive or acquired by the Executive upon exercise) in accordance with the terms and conditions set forth in this Schedule B (the “Call Right”).

(a)                            Right to Repurchase. In the event that the Executive’s employment with the Company is terminated for any reason, the Company (or, at the Company’s option, PFHC) shall have the right, but not the obligation, to repurchase all or any portion of the vested equity interests held by the Executive, the Executive’s estate, successors, beneficiaries, or transferees (or trusts for the benefit of the Executive, any immediate family members (including in-laws and adopted children) or any charitable organization) as applicable (each a “Holder”) (whether purchased by the Executive, granted to the Executive or acquired by the Executive upon exercise). The purchase price for each equity interest (“Purchase Price”) shall be equal to the Fair Market Value of such equity interest on the date the Company exercises the Call Right; provided, however, that the Purchase Price for such Shares shall be reduced by the amount of the balance of any outstanding loan to the Holder from the Company. For purposes of this Call Right, “Fair Market Value” shall mean the value per equity interest determined pursuant to a valuation made in good faith by the Board and based upon a reasonable valuation method.

(b)                            Exercise of Call Right. The Company or PFHC may, by giving written notice (the “Notice”) to the Holder, elect to purchase all or any portion of the vested equity interests, at the purchase price determined in accordance with subsection (a) above.

(c)                             Payment. Payment of the applicable purchase price (as determined in accordance with subsection (a) above) shall be made, at the Company’s or PFHC’s election, in cash, by check, by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or PFHC, as the case may be), or by any combination thereof, within 30 days after receipt of the Notice or in the manner and at the times set forth in the Notice, provided such payment may be delayed to extent that any financing agreement to which the Company or any of its Affiliates is a party restricts such repurchase, in which case, the payment shall be made as soon practicable following the lapse of the restriction in the applicable financing agreement; provided further that the purchase price shall bear interest at 8% per year if it is not paid within the thirty (30) days stated and from the thirty-first (31) day until paid in full.

(d)                            Termination of Call Right. In the event of an Initial Public Offering, the Call Right shall immediately terminate as to any equity interests. For purposes of this Call Right, an “Initial Public Offering” shall mean a bona fide public offering underwritten by a nationally recognized underwriter that involves a firm commitment underwriting of at least 25% of the common stock (on a fully diluted basis) of PFHC.

(e)                             Nominees. The Company may give any other person(s) the right to exercise the Call Right, in whole or in part, in which case references in this Schedule B shall be to the exercising nominee(s) rather than the Company.

SCHEDULE C

Certain Obligations

In consideration of the amounts payable and benefits provided under Section 4 and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree to the following provisions:

1.1                               Non-Competition. The Executive understands and agrees that the Company and its subsidiaries and affiliates do business throughout the State of Ohio and other states. The Executive further understands and agrees that he is a high ranking officer of the Company and will have access to confidential and trade secret information and goodwill of the Company and its subsidiaries and affiliates that will allow the Executive to unfairly compete with the Company and its subsidiaries and affiliates justifying this restriction. If the Executive’s employment is terminated (by either the Executive or the Company), whether or not during the Agreement Term, for any reason other than by reason of the death of the Executive, or due to Disability, then for a period of twelve (12) months commencing on the date of such termination of employment, the Executive agrees that, without the written permission of the Company, he will not engage (whether as owner, partner, stockholder, investor, employee, adviser, consultant, or otherwise) in any business that is in direct competition with the business being conducted by the Company or any of its subsidiaries or affiliates as of the date of termination, in Ohio or in any other state in which the Company is conducting such business (the “Non-Compete Area”) as of the date of such termination. Notwithstanding the foregoing, passive ownership by the Executive of not more than one percent (1%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or market shall not be deemed, in and of itself, to violate the prohibitions of this paragraph.

1.2                               Non-Solicitation. Without limiting the generality of the foregoing, the Executive agrees that, for a period of twelve (12) months following the Executive’s termination of employment (for any reason, by either the Executive or the Company), he will not, without the prior written consent of the Company, directly or indirectly solicit or attempt to solicit, within the Non-Compete Area, any business from any person or entity that the Company or any of its subsidiaries or affiliates called upon, solicited, or conducted business with as of such termination date, any persons or entities that have been customers of the Company or any of its subsidiaries or affiliates or recruit any person who has been or is an employee of the Company or any of its subsidiaries or affiliates, during the preceding one (1)-year period from such termination date. In addition, the Executive agrees that he shall not directly or indirectly solicit or encourage any employee or independent contractor of the Company or any of its subsidiaries or affiliates to go to work for or with the Executive or to otherwise end such employee’s or independent contractor’s relationship with the Company for a period of one (1)-year following such termination date.

1.3                               In the event the Executive violates subsection 1.1 or 1.2 above, the applicable period of time during which the respective restriction applies will automatically be extended for the period of time from which the Executive began such violation until he permanently ceases such violation and the Company shall, among any other rights or remedies, have the right to discontinue the payment of any amounts or benefits, if any, owing to the Executive under this Agreement.

1.4                               The Executive agrees that the restrictions contained in this Schedule C are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

1.5                               Should the Company fail to make the payments due under Section 4 of the Agreement, the obligation undertaken by the Executive in this Schedule C and in Sections 7 and 8 of the Agreement shall be void and unenforceable.

SCHEDULE D

280G Gross-Up Provision

(a)                            If it is determined (as hereafter provided) that any payment (other than the “Gross-Up Payment” provided for in this Schedule D), benefit, entitlement or distribution by the Company or its affiliates (or by any party effecting a Change in Control) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax or other taxes imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)                            Subject to the provisions of clause (f) of this Schedule D, all determinations required to be made under this Schedule D, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) selected by the Company, which may be the Company’s regular outside auditors. In the event the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized firm of certified public accountants to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the date of the Change in Control or the date of the Executive’s termination of employment, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive no later than five calendar days prior to the due date for the Executive’s income tax return on which the Excise Tax is included. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to clause (f) of this Schedule D and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall so notify the Company, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

(c)                                  The Company and the Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by clause (b) of this Schedule D.

(d)                                 The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction; provided the Accounting Firm has provided to the Executive written documentation supporting such reduction prior to the Executive’s filing of such tax returns.

(e)                                  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by clauses (b) and (d) of this Schedule D will be borne by the Company. If such fees and expenses are initially advanced by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

(f)                                   The Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of an amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

(i)              provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(ii)           take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii)             cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)            permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this clause (f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this clause (f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g)                                  If, after the receipt by the Executive of an amount advanced by the Company pursuant to clause (f) of this Schedule D, the Executive receives any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of clause (f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to clause

(f) of this Schedule D, a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Schedule D.